Exhibit 99.1
Vivek Kundra to Join The Trade Desk as Chief Operating Officer

Ventura, CA – March 12, 2025 – The Trade Desk, a leading global advertising technology company, today announced the appointment of Vivek Kundra as Chief Operating Officer (COO), effective March 31st. In this role, Kundra will oversee global operations and drive operational excellence across the enterprise. Kundra brings a wealth of experience to The Trade Desk: As an accelerator of operational rigor within high-growth software organizations such as Salesforce, working closely with CEOs to marry operational and growth priorities; and as the United States Government’s first Chief Information Officer (CIO).

From 2009 until 2011, in his role as the first CIO of the U.S. Government, Kundra led major bi-partisan initiatives to improve performance and lower the cost of government operations. He managed $80 billion in technology investments, led the government’s transition to the cloud, strengthened the cybersecurity posture of the nation, and launched an open government movement that has been replicated around the world.

Kundra served as Executive Vice President, Industries, at Salesforce from 2012 to 2017, during which time the company quadrupled revenue to $8.4 billion, driven by rapid enterprise adoption of cloud computing and strategic industry expansions. Kundra led an enterprise-wide transformation to focus on key vertical industries, including the development of cloud-based solutions tailored to unique industry needs (such as financial services, healthcare, retail, automotive and public sector). This initiative helped accelerate sales with existing customers as well as open new client relationships. In addition, Kundra led the development of a new network of partners (systems integrators and independent software vendors) to help clients manage their business in the cloud.

Most recently, Kundra held COO positions at leading software companies such as Sprinklr and project44.

“Over the last several years, The Trade Desk has experienced significant growth in revenue, personnel, and global reach,” said Jeff Green, CEO and Co-Founder, The Trade Desk. “To fully realize our potential, it’s essential to instill operational rigor across the enterprise. I am thrilled to welcome Vivek to our team; his experience and expertise align perfectly with our long-term growth objectives.”

“Throughout my career, I have been drawn to opportunities where operational excellence can accelerate growth,” said Kundra. “The Trade Desk is at the forefront of the digital transformation in advertising, helping brands leverage programmatic strategies to drive business growth. I’m looking forward to galvanizing all of the company’s efforts to realize our growth goals.”

An accomplished technology leader, Kundra has served as a Fellow at Harvard University’s Berkman Center for Internet and Society and the Shorenstein Center on the Press, Politics and Public Policy. In addition, he was recognized by the World Economic Forum as a Young Global Leader and has been a member of the Council on Foreign Relations. Kundra holds a bachelor's degree in psychology and a master's degree in information technology from the University of

Maryland, and he is a graduate of the University of Virginia’s Sorensen Institute for Political Leadership.

About The Trade Desk
The Trade Desk™ is a technology company that empowers buyers of advertising. Through its self-service, cloud-based platform, ad buyers can create, manage, and optimize digital advertising campaigns across ad formats and devices. Integrations with major data, inventory, and publisher partners ensure maximum reach and decisioning capabilities, and enterprise APIs enable custom development on top of the platform. Headquartered in Ventura, CA, The Trade Desk has offices across North America, Europe, and Asia Pacific. To learn more, visit thetradedesk.com or follow us on Facebook, Twitter, and LinkedIn.

Media Contact
Melinda Zurich
The Trade Desk
melinda.zurich@thetradedesk.com